Exhibit 99.1

FOR IMMEDIATE RELEASE
Laboratory Corporation of America	Investor/Media Contact:
358 South Main Street	Stephen Anderson – 336-436-5274
Burlington, NC 27215	Company Information: www.labcorp.com
Telephone: (336) 584-5171

LABCORP® ENTERS INTO NEW CREDIT FACILITY TOTALING $1.0 BILLION

Burlington, NC, December 21, 2011 — Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH) today announced that it has entered into a new senior unsecured credit facility totaling $1.0 billion. Bank of America, N.A. will act as Administrative Agent and Barclays Capital will serve as Syndication Agent for a group of financial institutions providing the facility.  The new facility consists of a five-year Revolving Facility in the principal amount of $1.0 billion.  The new facility will be used for general corporate purposes, including working capital, capital expenditures, acquisitions, funding of share repurchases and other payments, and repayment of all amounts outstanding under the Company’s previous revolving credit facility and term loan.  On December 21, 2011 the Company borrowed $560.0 million under the Revolving Facility, and outstanding Letters of Credit totaling approximately $37.4 million were extended under the new facility.  The Company's previous revolving credit facility was terminated upon the closing of the new facility.

The terms of the new facility are substantially similar to the Company’s previous revolving credit facility and include a customary financial covenant governing total leverage as well as negative covenants limiting subsidiary indebtedness and certain other items typical for investment grade-rated borrowers.  The fees and interest rates on the new facilities are based on the Company's senior credit ratings as determined by Standard & Poor's and Moody’s, which are currently BBB+ and Baa2, respectively.

About LabCorp®
Laboratory Corporation of America® Holdings, an S&P 500 company, is a pioneer in commercializing new diagnostic technologies and the first in its industry to embrace genomic testing. With annual revenues of $5.0 billion in 2010, over 31,000 employees worldwide, and more than 220,000 clients, LabCorp offers a broad test menu ranging from routine blood analyses to reproductive genetics to DNA sequencing. LabCorp furthers its scientific expertise and innovative clinical testing technology with its Centers of Excellence: The Center for Molecular Biology and Pathology, National Genetics Institute, ViroMed Laboratories, Inc., The Center for Esoteric Testing, Litholink Corporation, Genzyme GeneticsSM*, DIANON Systems, Inc., US LABS, Monogram Biosciences, Inc., and Esoterix and its Colorado Coagulation, Endocrine Sciences, and Cytometry Associates laboratories. LabCorp conducts clinical trials testing through its Esoterix Clinical Trials Services division. LabCorp clients include physicians, government agencies, managed care organizations, hospitals, clinical labs, and pharmaceutical companies. To learn more about our organization, visit our Web site at: www.labcorp.com.

*Genzyme Genetics and its logo are trademarks of Genzyme Corporation and used by Esoterix Genetic Laboratories, LLC, a wholly-owned subsidiary of LabCorp, under license. Esoterix Genetic Laboratories and LabCorp are operated independently from Genzyme Corporation.

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This press release contains forward-looking statements. Each of the forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payors. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s financial results is included in the Company’s Form 10-K for the year ended December 31, 2010, and subsequent SEC filings.

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